UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
April 25, 2011
Date of Report (Date of earliest event reported)
FIRST COMMUNITY BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 989 Bluefield, Virginia	24605-0989

(Address of principal executive offices)	(Zip Code)
(276) 326-9000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
On April 25, 2011, First Community Bancshares, Inc. (the “Company”) announced by press release its earnings for the first quarter of 2011. A copy of the press release is attached hereto as Exhibit 99.1.
Item 7.01 Regulation FD Disclosure
On April 25, 2011, the Company held a public conference call to discuss its financial results for the quarter ended March 31, 2011. The conference call was previously announced in the earnings release dated April 25, 2011. The following are the prepared remarks.
John M. Mendez –
First let me say that we are pleased with the results for the first quarter and the progress that we are seeing on earnings and in the area of credit. Certainly there are a number of areas for improvement as we continue to move toward a normalized environment, but with that ahead of us and considering the cycle that we have come through, we are generally pleased with our recent results.
In my view, the biggest headline for our first quarter results is the significant reduction in net charge-offs and the related decrease in the credit provision for the quarter. I would certainly like to punctuate the $2.1 million reduction in credit provision between the first quarter 2011 and fourth quarter of 2010. This is a substantial decrease that is led by a five quarter trend of declining credit losses. First quarter credit results certainly point to improving trends within the portfolio and continued improvement on a resilient portfolio profile that has consistently protected our capital and earnings power throughout this cycle.
We began the quarter with a very low level of exposure to acquisition, development and construction lending and through the quarter that exposure has been further decreased from 7.9% to a very low level of 6.0% of total loans. In fact, after quarter end, we saw our largest land exposure pay out at full face, bringing that level even lower. We believe that this low level of construction exposure, our strong balance sheet reserves and recent loss experience position us for strong performance ahead.
On the earnings front, we were able to maintain strong profitability for the quarter despite building infrastructure and the related cost increases that we believe are necessary to position us to execute on our consolidation objectives. Annualized ROA for the quarter was 1.05% on GAAP earnings, despite added personnel costs in Credit, Retail Credit, Operations and Technology.
I would also note that we continue to carry substantial liquidity on the balance sheet which constrains earnings but presents an opportunity for revenue growth as loan demand returns and as we gain comfort with the price and interest rate risk associated with investment of these funds. At present we believe that the liquidity position is prudent until we are able to better ascertain the timing and velocity of what we believe is an eventual rising rate environment. Through the first quarter we maintained overnight investment funding of $108 million on average balances.
We have reviewed a number of strategies to invest liquidity for current earnings but, short of a substantial increase in loan demand or a qualified loan purchase, we find in each case that the level of price and interest rate risk is untenable under current market conditions; accordingly we continue hold this position until bank or branch transactions present the appropriate opportunity.
Capital remains strong and continues to build through a robust earnings stream. It is our hope that we will have opportunities in the near term to deploy capital through accretive acquisitions of whole banks, branches or possibly in FDIC assisted transactions.
David D. Brown –
We reported net income for the first quarter of $5.75 million, or $0.32 per share.
We saw first quarter margin move up to 3.96% from fourth quarter at 3.78%. We continue to decrease both the balance and rate of the CD portfolio, with the cost down 12 basis points versus the last quarter. We also prepaid a $25 million FHLB advance around the middle of the quarter as we saw the 10-year Treasury sell off and open a window for a very cost effective payoff. On that prepayment we incurred a modest $471 thousand penalty to that, but extinguished a liability that was paying 4.0% and should add 5 basis points to margin over the second quarter. We continue to watch the market for additional margin improvement opportunities in the wholesale debt area as we still hold $150 million in FHLB debt at over 4% or higher.
As you can also see, we continue to maintain substantial liquidity. Customer deposits keep flowing in despite significant decline the rates on those funds. The excess liquidity weighs heavily on margin, at least 22 basis points for the first quarter, but does keep us in a good position in a rising rate environment.
We made a $1.61 million provision for loan losses during the first quarter, which was down $2.00 million from fourth quarter, and covered charge-offs.
Wealth revenues decreased $128 thousand on a linked basis on lower revenues in both trust and investment advisory services. Linked-quarter, deposit account service charges decreased nearly 10%. First quarter tends to be lighter, but we also added some top end limits on NSF charges. Other service charges and fees were up on better interchange income. Insurance revenues were higher linked-quarter on contingent commission payments, but down year-over-year based on slower insurance sales. We realized net securities gains of $1.84 million during the quarter, which helped to fund the FHLB advance prepayment penalty.
In the area of non-interest expense, first quarter efficiency ratio improved to 62.3%. Total salaries and benefits were down $190 thousand from the fourth quarter. We saw accruals for FDIC insurance premiums increase $151 thousand. This was due to the FDIC’s scheduled increases in rates and asset growth assumptions used in their prepaid assessment information. Other operating expenses were $4.76 million, which was a decrease of $1.18 million on a linked-quarter basis. Most notably in that decrease were REO expenses and loss provisions down $795 thousand, travel costs that were down $63 thousand, and supplies down $78 thousand. Among the increases in that line item is the staggering increase in the costs of providing debit cards to customers. Those costs were up $111 thousand over last quarter due mostly to the increasing costs of fraud and loss prevention.
We continue to see a number of assisted and unassisted opportunities and conservatively estimate we had roughly $80 thousand in hard expenses related to two separate diligence projects.
At the end of the period, total assets decreased by about $3 million. Period-end deposits increased $16 million, which was offset by the $25 million FHLB debt repayment. On an average basis, most items were relatively flat. We allowed the CD portfolio to shrink another $19 million between March 31 and December 31 and $15 million on average. These rates have continued to drop with the market and we find less and less need for this funding in today’s market.
In terms of the outlook for loan growth, we see some potential in the retail mortgage space. Our portfolio mortgages portfolio began to see some meaningful increases late in the quarter. Additionally, our retail credit group is receiving roughly 21% more applications over this time last year.
At March 31, tangible book value per share was $10.48, an increase of 45 cents from year end. Consolidated total risk-based capital is expected to be approximately 15.8%. The Company and the Bank continue to be very well-capitalized, with the Bank’s leverage ratio building to approximately 8.9%.
Gary R. Mills –
We were pleased with the asset quality metrics posted by the company for the 1st quarter. Total delinquency improved to 2.23% as compared to 2.62% as of year-end. This improvement was primarily the result of loans 30-89 days delinquent decreasing from $17 million, or 1.22% at year-end, to $13 million, or 0.94%, at the end of the quarter. The most significant improvement in the category was in the owner occupied residential 1-4 family loan segment in which delinquent loans decreased approximately $3.3 million. It’s also noteworthy that total non-accrual loans declined $1.7 million to $17.7 million; resulting in non-accrual loans as a percentage of total loans being 1.29%. Net charge-offs for the quarter were $1.6 million, or 0.47% annualized, continuing a 5 quarter declining trend.
The allowance for loan losses measured $26.5 million, or 1.93% of total loans. At this level, the allowance provides a 138% coverage ratio to non-performing loans. The provision during quarter totaled $1.6 million, which represented a 100% coverage of net charge-offs.

The total loan portfolio declined approximately $11 million during the quarter to $1.38 billion at quarter end. In particular, the construction, land development, vacant land segment declined $25 million and now represents approximately 6% of the portfolio. Approximately $10 million of this decline was a result of a land loan being re-categorized due to zoning, and it should be noted that this particular loan was paid off within days after the end of the quarter. Another $12 million of the decline was a result of commercial construction loans stabilizing and converting to permanent financing. Loan portfolio segments experiencing growth were the residential real estate 1-4 family segment which grew approximately $5 million and the commercial real estate segment which grew approximately $15 million.
Item 9.01 Financial Statements and Exhibits.
(d) The following exhibit is included with this report:

Exhibit No.	Exhibit Description
99.1	Earnings press release dated April 25, 2011
Forward-Looking Statements
This Current Report on Form 8-K, including the exhibits hereto, may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.
In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.
Date: April 25, 2011	By:	/s/ David D. Brown
David D. Brown
Chief Financial Officer